PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 1 of 16

Background
Primo Brands Corporation has adopted this Insider Trading Policy (“Policy”) to provide guidelines to all directors, officers, associates and consultants of Primo Brands Corporation and its affiliates (collectively, “Primo”) with respect to the trading of Primo's securities and the disclosure of material, non-public information relating to Primo or any other company.
U.S. securities laws prohibit the purchase or sale of a company's securities by any person who is in possession of inside information relating to the security. Inside information is information that is both “material” and “non-public,” as described below. These laws also prohibit persons who are aware of material, non-public information from disclosing this information to others before it becomes public information (otherwise known as “tipping”). The legal prohibitions against insider trading and tipping are designed to ensure that anyone who has access to any material, non-public information about a company does not trade or assist others in trading for their own benefit and to the disadvantage of investors generally.
It is important that you understand the breadth of activities that constitute illegal insider trading and tipping and the consequences, which can be severe. The U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority and the New York Stock Exchange investigate and are very effective at detecting these activities. The SEC and the U.S. Department of Justice pursue insider trading violations vigorously through civil and criminal proceedings.
This Policy is designed to prevent insider trading and tipping, or allegations of insider trading or tipping, and to protect Primo's reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy and any relevant insider trading and other securities laws applicable to you. Should you have any questions regarding this Policy, please contact the Chief Legal Officer at 203-863-0534 or the Assistant General Counsel at 813-313-1891.

Penalties for Noncompliance
The SEC and the U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. U.S. securities laws impose severe penalties and remedies for insider trading and tipping violations, including, but not limited to, (1) imprisonment, (2) criminal fines, and (3) civil fines. U.S. securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 2 of 16

trading by company personnel. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

In addition, failure to comply with this Policy could result in disciplinary action taken by Primo, up to and including termination for cause, whether or not the failure to comply with this Policy results in a violation of law.

Scope of Policy
Primo securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
Persons Covered. As a director, officer, associate or consultant of Primo, this Policy applies to you. The same restrictions that apply to you also apply to your family members who reside in your household, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Primo securities are directed, influenced or controlled by you (such as parents or children who consult with you before they trade in Primo securities). This Policy also applies to any entities that you or the foregoing persons control, including any corporations, limited liability companies, partnerships or trusts. You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person or entity complies with this Policy and therefore should make such persons and entities aware of the need to confer with you before they trade in Primo’s securities. You should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy extends to all activities within and outside your Primo duties.
Notwithstanding the foregoing, any entity (other than Primo) that is a party to the stockholders’ agreement among Primo, Triton Water Parent Holdings, LP and the other parties thereto (as amended and/or restated from time to time, the “Stockholders’ Agreement”), and the affiliated entities of such parties, shall not be subject to this Policy; provided that any such entity must be subject to policies or procedures designed to ensure compliance with federal securities laws and regulations prohibiting trading in the securities of a company on the basis of material, non-public information and, provided further, that any director designated to Primo’s Board of Directors pursuant to the Stockholders Agreement shall be subject to this Policy other than with respect to the foregoing entities.

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 3 of 16

Companies Covered. The prohibition on insider trading and tipping also includes trading in the securities of firms and companies other than Primo, such as customers, suppliers, business partners or economically-linked companies, while in possession of material, non-public information acquired in the course of your service to Primo. Information that is not material to Primo may nevertheless be material to one of those other firms or companies, and it is illegal to trade while in possession of that information or to advise or “tip” anyone else to do so.
Transactions Covered. Trading includes both the purchase and sale of securities (which is a broad term that includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments). “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities. Certain transactions are exempt from the prohibitions in this Policy, as follows:
•Stock Option Exercises and Other Equity Award Transactions. This Policy’s trading restrictions generally do not apply to transactions relating to equity incentive awards without any open-market sale of securities (e.g., vesting of restricted stock, cash exercises of stock options or the “net settlement” of restricted stock units or similar withholding of shares for tax withholding). The trading restrictions do apply, however, to any sale of the underlying security acquired on the exercise/vest of a stock option or other equity award or to a cashless exercise of the stock option through a broker (as this entails selling a portion of the underlying security to cover the costs of exercising the stock option).

•Purchases from Primo. This Policy’s trading restrictions do not apply to purchases of Primo securities by you from Primo, including without limitation, purchases of shares of Primo’s Class A common stock or Class B common stock (collectively, “common stock”) in stock purchase plans in which the timing of the purchases is fully outside of your control. The trading restrictions do apply, however, to your election to participate in any such plan, to your election to increase or decrease the percentage of your periodic contributions to any such plan or to a trade of shares of common stock purchased under any such plan.

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 4 of 16

•Rule 10b5-1 Plans. This Policy’s trading restrictions do not apply to purchases or sales of Primo securities made pursuant to a “Rule 10b5-1 Plan” approved in advance by Primo, if entered into as described in the attached Addendum.
•Non-Rule 10b5-1 Plans. This Policy’s trading restrictions do not apply to purchases or sales of Primo securities made pursuant to a “non-Rule 10b5-1 trading arrangement” as defined in Item 408 of Regulation S-K approved in advance by Primo, if entered into as described in the attached Addendum.

Statement of Policy
No Trading on Inside Information. You may not trade in the securities of Primo, directly or through family members, members of your household or other persons or entities described under “Persons Covered” above, if you are aware of material, non-public information relating to Primo. Similarly, you may not trade in the securities of any other firm or company if you are aware of material, non-public information about that firm or company that you obtained in the course of your employment or retainer with Primo. It makes no difference whether or not you relied upon or used the material, non-public information in deciding to trade—if you are aware of material, non-public information about a company, you may not trade in that company’s securities. You should avoid the appearance of an improper transaction to preserve Primo’s reputation for adhering to the highest ethical standards of conduct.

No Tipping. You may not inform another person or company of material, non-public information about Primo or any other firm or company or otherwise recommend the purchase or sale of securities of Primo or of such firm or company when you are aware of such information (except in accordance with Primo’s policies regarding the protection or authorized external disclosure of Primo information). Persons other than insiders (e.g., persons other than officers, directors, associates and consultants) also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated. These acts of "tipping" also violate securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another person’s trading activities.
No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this Policy or applicable securities law. Similarly, the size of the

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 5 of 16

transaction and the amount of profit received do not matter and any insider trading transaction could result in prosecution.

Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of U.S. securities laws and to avoid even the appearance of improper trading on the basis of material, non-public information, Primo has adopted an Addendum to this Policy (the “Addendum”) that applies to (1) Primo’s directors; (2) all officers of Primo who are subject to Section 16 of the Securities Exchange Act of 1934 (the “Act”); (3) persons who directly report to Primo’s Chief Executive Officer; and (4) certain designated associates of Primo and its affiliates who may have access to material, non-public information about Primo, as set forth in the Addendum. Primo will notify you if you are subject to the Addendum.

The Addendum generally prohibits persons covered by it from trading in Primo's securities during quarterly blackout periods and during certain event-specific blackouts. In addition, persons covered by the Addendum must pre-clear all transactions in Primo securities.

Even if you are not subject to the blackout and pre-clearance requirements, this Policy, including the prohibition on trading on inside information, applies to you.

Definition of Material, Non-public Information
Note that inside information has two important elements: materiality and lack of public availability.
Material Information. Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in a decision to buy, hold or sell securities. In addition, if the information results, or could reasonably be expected to result, in a significant change, whether positive or negative, in the market price or value of a security, it is material. Some common examples of material information include (but are not limited to):
•Information regarding sales, revenues or earnings (including projections).
•Financial forecasts of any kind, including earnings estimates or changes in previously announced earnings estimates.
•Significant business trends and metrics.
•Significant unusual gains or losses.
•Changes in business strategies.
•Pending labor negotiations or disputes, including possible strikes.
•Pending or proposed plans or agreements involving mergers, acquisitions, divestitures, strategic alliances, or licensing agreements.

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 6 of 16

•Changes in dividend policies, offerings of additional debt or equity securities, stock repurchases, or stock splits.
•Changes in senior management.
•Significant new products or technological advances.
•The gain or loss of a substantial customer or contract.
•Developments in significant litigation or government or regulatory investigations.
•Corporate restructurings.
•Extraordinary borrowings, changes in debt ratings, or impending bankruptcy or liquidity problems.
•The commencement of, or developments in, material legal proceedings or regulatory matters.
•Cybersecurity risks and incidents, including vulnerabilities and breaches.

Presumption of materiality. Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, any questions or uncertainties concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Non-public Information. “Non-public” information is information that is not generally known or available to the public. Information may still be non-public even if it is widely known within Primo. The circulation of rumors, even if accurate and reported in the media, also does not constitute effective public dissemination. One common misconception is that material information loses its "non-public" status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a major newswire service, national news service or financial service) and the investing public has had time to absorb the information fully. As a general rule, information is considered non-public until after the second full trading day after the information is released. For example, if Primo announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Primo securities is the opening of the market on Thursday (assuming you are not aware of other material, non-public information at that time). However, if Primo announces earnings after trading begins on that Tuesday, the first time you can buy or sell Primo securities is the opening of the market on Friday (assuming you are not aware of other material, non-public information at that time).

Additional Guidance
Primo considers it improper and inappropriate for those employed by or associated with Primo to engage in short-term or speculative transactions in Primo's securities or in other transactions in Primo's securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Primo securities is subject to the following additional guidance.

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 7 of 16

Frequent Trading of Primo Securities is Strongly Discouraged. Frequent trading of Primo securities can create an appearance of wrong-doing even if the decision to trade was based solely on public information such as stock price ranges and other market events. You are strongly discouraged from trading in Primo securities for short-term trading profits. Daily or frequent trading, which can be time consuming and distracting, is strongly discouraged. Primo reserves the right to request brokerage account statements to confirm compliance with this and other provisions of this Policy.

Short Sales. You may not engage in short sales of Primo's securities (sales of securities that are not then owned), including a "sale against the box" (a sale with delayed delivery). In addition, Section 16(c) of the Act prohibits Section 16 reporting persons (i.e., directors, officers, and Primo’s 10% stockholders) from making short sales of Primo’s equity securities.
Options. You may not engage in transactions in options of Primo, such as puts, calls and other derivative securities, on an exchange, on an over-the-counter market or in any other organized market.
Standing Orders. Standing orders should be used only for a very brief period of time (no longer than three business days). A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material, non-public information may result in unlawful insider trading and a violation of this Policy.
Rumors. Rumors within Primo concerning matters which, if true, would be material, non-public information are deemed to constitute material, non-public information for purposes of this Policy. Accordingly, you should not trade on the basis of rumors. You should refrain from spreading such rumors, as doing so may result in tipping liability if the recipient trades on the basis of the rumor.

Margin Accounts and Pledges. Primo prohibits holding Primo securities in a margin account or pledging Primo securities as collateral for a loan. Primo securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material, non-public information may, under some circumstances, result in unlawful insider trading.

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 8 of 16

Hedging Transactions. Certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Primo’s equity securities, may change your interests and objectives with respect to Primo. Because Primo believes that it is important to align the interests and objectives of its associates with those of its stockholders, you are prohibited from engaging in any hedging or monetization transactions involving Primo securities.

Internet. You are prohibited from disclosing Primo’s confidential or proprietary information (which, for purposes of this Policy, includes information related to Primo’s securities and trading in Primo securities) on all social media and messaging platforms, such as Facebook, X (formerly known as Twitter), LinkedIn, Instagram, Reddit, TikTok, blogs or bulletin boards.

Post-Termination Transactions
This Policy continues to apply to your transactions in Primo securities even after you have terminated employment or other services to Primo or a subsidiary as follows: if you are aware of material, non-public information when your employment or service relationship terminates, you may not trade in Primo securities until that information has become public or is no longer material.
Unauthorized Disclosure
In addition to supporting compliance with securities laws, maintaining the confidentiality of Primo information is essential for competitive, security and other business reasons. You should treat all information you learn about Primo or its business plans in connection with your employment or retainer as confidential and proprietary to Primo. Such information should not be communicated to anyone outside Primo under any circumstances (except in accordance with Primo’s policies regarding the protection or authorized external disclosure of information) or to anyone within Primo on an other than need-to-know basis. Inadvertent disclosure of confidential or inside information may expose Primo and you to significant risk of investigation and litigation.
The timing and nature of Primo's disclosure of material information to outsiders is subject to applicable laws, the breach of which could result in substantial liability to you, Primo and its management. Accordingly, it is important that responses to inquiries about Primo by the press, investment analysts or others in the financial community be made on Primo's behalf only through authorized individuals.

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 9 of 16

Please consult Primo's Guidelines for Corporate Disclosure for more details regarding Primo's policy on speaking to the media, financial analysts and investors.
Personal Responsibility
You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, Primo may take disciplinary action, including termination for cause.
Primo’s Response to Investigations
Primo intends to cooperate fully with any investigation by a regulatory body in the trading of its securities, including trading by persons subject to this Policy.

Partnership Distributions
Nothing in this Policy is intended to limit the ability of a private equity partnership or other similar entity with which a director is affiliated to distribute Primo securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

Company Assistance and Administration of the Policy
Your compliance with this Policy and the Addendum is of the utmost importance both for you and for Primo. If you have any questions about this Policy, the Addendum or their application to any proposed transaction, you may obtain additional guidance from Primo's Chief Legal Officer at 203-863-0534 or Assistant General Counsel at 813-313-1891. Do not try to resolve uncertainties on your own, as laws relating to insider trading are often complex and are not always intuitive, and violations carry severe consequences.

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 10 of 16

Addendum to Insider Trading Policy—Blackout and Pre-clearance

To help prevent inadvertent violations of U.S. securities laws and to avoid even the appearance of trading on material, non-public information, Primo has adopted this Addendum to Insider Trading Policy (this “Addendum”). This Addendum applies to (1) Primo’s directors; (2) all officers of Primo who are subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 officers”); (3) direct reports to Primo’s Chief Executive Officer (“direct reports”); and (4) certain designated associates of Primo and its affiliates who may have access to material, non-public information about Primo listed on the attached Schedule I (such designated associates, “covered associates”). Primo’s Chief Legal Officer may from time to time designate additional positions or individuals that are subject to this Addendum for event-specific issues and notify the relevant personnel that they are required to comply.
This Addendum is in addition to and supplements Primo's Insider Trading Policy.
Primo’s directors and Section 16 officers are subject to additional procedures for the filing of Section 16 reports. These procedures are covered in Primo’s Section 16 Reporting Policy.
Blackout Procedures
All directors, Section 16 officers, direct reports and covered associates are subject to the following blackout procedures.
Quarterly Blackout Periods. Primo's announcement of its quarterly and fiscal year-end financial results almost always has the potential to have a material effect on the market for Primo's securities. Therefore, to avoid even the appearance of trading on the basis of material, non-public information, directors, Section 16 officers, direct reports and covered associates may not trade in Primo's securities during the periods (i) beginning on the 15th day of the last month of each fiscal quarter and (ii) ending after the second full trading day following the release of Primo's earnings for the quarter or year end.
You will be notified by e-mail of the commencement and termination of each quarterly blackout period.

Exceptions to the blackout policy may be approved only by Primo’s Chief Legal Officer (or, in the case of an exception for the Chief Legal Officer or persons or entities subject to the blackout policy as a result of their relationship with the Chief Legal Officer, the Chief Financial Officer or,

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 11 of 16

in the case of exceptions for directors or persons or entities subject to the blackout policy as a result of their relationship with a director, Primo’s Board of Directors).

The two-week period immediately following each quarterly blackout period is generally the most appropriate time for directors, Section 16 officers, direct reports and covered associates to trade in Primo securities, provided you are not in possession of other material, non-public information at that time.

Event-Specific Blackouts. Primo may on occasion issue other potentially material information by means of a press release, securities filing or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked-out while Primo is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market (i.e., after the second full trading day following the release of such information).
From time to time, an event may occur that is material to Primo and is known by only a few individuals. So long as the event remains material and non-public, the persons who are aware of the event, together with their family members and other members of their household and entities that they control, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in Primo’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout, regardless of whether the subject matter of the event-specific blackout is disclosed, to any other person. The failure of Primo to disseminate an event-specific blackout notice will not relieve any person of the obligation not to trade while aware of material, non-public information.
For certainty, even if a blackout period is not in effect, at no time may you, any entity you control or any member of your family or household, trade in Primo securities if you are aware of material, non-public information about Primo.
Pre-clearance Procedures
Primo’s directors, Section 16 officers, direct reports and covered associates are covered by the following pre-clearance procedures: Primo’s directors, Section 16 officers, direct reports and covered associates, together with their family members and other members of their household and entities that they control, may not engage in any transaction involving Primo’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 12 of 16

transaction from Primo’s Chief Legal Officer (or her designee). A request for pre-clearance should be submitted to the Chief Legal Officer (or her designee) at least two business days in advance of the proposed transaction. The Chief Legal Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade in her discretion, provided that the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the Chief Legal Officer or persons or entities subject to this pre-clearance policy as a result of their relationship with the Chief Legal Officer. The fact that a particular intended trade has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person unless authorized by the Chief Legal Officer.

If a request for pre-clearance is approved, you have three business days to effect the transaction or, if sooner, before commencement of a quarterly or event-specific blackout period. If you become aware of material, non-public information after receiving pre-clearance but before the transaction has been executed, you must not effect the pre-cleared transaction.

Primo’s approval of any particular transaction under this pre-clearance procedure does not constitute legal advice and does not insulate any director, insider, direct report or covered associate from liability under the securities laws.

Exception for Approved Rule 10b5-1 Plans and Approved Non-Rule 10b5-1 Plans
Trades by directors, Section 16 officers, direct reports and covered associates in Primo’s securities that are executed pursuant to an approved Rule 10b5-1 Plan (as defined below) or an approved “non-Rule 10b5-1 trading arrangement” as defined in Item 408 of Regulation S-K (“Non-Rule 10b5-1 Plan”) are not subject to the prohibition of trading on the basis of material, non-public information contained in the Insider Trading Policy or to the restrictions set forth above relating to blackout periods and pre-clearance procedures.

Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, provides an affirmative defense from insider trading liability under the U.S. federal securities laws for written trading plans that meet certain requirements (“Rule 10b5-1 Plan”). In general, a Rule 10b5-1 Plan must be entered into while you are not aware of material, non-public information, and you must comply with the applicable cooling-off periods prior to the first sale or purchase thereunder. Once the Rule 10b5-1 Plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party that you do not control. In addition, if you are a director or Section 16 officer of Primo, you must personally certify, at the time of Rule 10b5-1 Plan adoption, that (a) you are “not aware of any material, nonpublic information about the security or issuer,” and (b) you are “adopting the plan

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 13 of 16

in good faith and not as part of a plan or scheme to evade the prohibitions” of Section 10(b) of the Act and Rule 10b-5. Subject to certain limited exceptions specified in Rule 10b5-1, individuals may not have multiple, overlapping Rule 10b5-1 Plans during the same period.

Primo requires that all Rule 10b5-1 Plans, and any proposed modification or termination thereof, be approved in writing in advance by the Chief Legal Officer, acting in her discretion. One of the factors that the Chief Legal Officer may consider in whether to approve a Rule 10b5-1 Plan is compliance with any applicable minimum stock ownership guidelines established by Primo. If you enter into a Rule 10b5-1 Plan, you must act in good faith with respect to such plan—which means you must act in good faith throughout the duration of the plan.

Item 408 of Regulation S-K contemplates that certain trading arrangements that do not meet all of the requirements of a Rule 10b5-1 Plan, but otherwise were entered into when you were not in possession of material, non-public information and do not allow you to exercise any influence over trades thereunder, may qualify as a Non-Rule 10b5-1 Plan. Purchases or sales under a Non-Rule 10b5-1 Plan are not subject to the prohibition of trading on the basis of material, non-public information contained in the Insider Trading Policy or to the restrictions set forth above relating to blackout periods and pre-clearance procedures so long as the Non-Rule 10b5-1 Plan (i) was entered into outside of a black-out period and while you were unaware of any material, non-public information, (ii) has been approved in writing in advance by the Chief Legal Officer, acting in her discretion, and (iii) has not been modified after such initial pre-clearance without such amendment or modification being pre-cleared in advance by the Chief Legal Officer.

Primo reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in Primo’s securities by covered associates, even pursuant to a previously approved Rule 10b5-1 Plan or Non-Rule 10b5-1 Plan, if the Chief Legal Officer or Primo’s Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of Primo. Any Rule 10b5-1 Plan or Non-Rule 10b5-1 Plan submitted for approval hereunder should explicitly acknowledge Primo’s right to prohibit transactions in Primo securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of the Insider Trading Policy and result in a loss of the exemptions set forth herein.

Note that any trades made pursuant to an approved Rule 10b5-1 Plan or Non-Rule 10b5-1 Plan give rise to a Section 16 reporting obligation, as described in the Insider Reporting Policy. Primo reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Rule 10b5-1 Plan or Non-Rule 10b5-1 Plan, or the execution of transactions made under a Rule 10b5-1 Plan or Non-Rule 10b5-1 Plan in accordance with its disclosure obligations.

Post-Termination Transactions

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 14 of 16

If you are aware of material, non-public information when you terminate employment or services, you may not trade in Primo’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Primo securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.

Directors and Section 16 officers are subject to Section 16(b) of the Securities Act of 1934, as amended. Section 16(b) restricts directors and Section 16 officers of Primo from profiting from short-swing trading and subjects directors and Section 16 officers to a requirement that any profits made on any sale and purchase of Primo’s securities within a six-month period be disgorged to Primo. Section 16(b) continues to apply to non-exempt transactions that occur within less than six months of an opposite-way, non-exempt transaction that took place while you were a director or insider. Accordingly, the procedures set forth in Primo’s Insider Reporting Policy continue to apply to you for such transactions following your termination of employment or services.

Limitation on Liability
None of Primo, the Chief Legal Officer, the Chief Financial Officer, Primo’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Rule 10b5-1 Plan or Non-Rule 10b5-1 Plan or a request for pre-clearance submitted pursuant to this Addendum. Notwithstanding any review of a Rule 10b5-1 Plan or Non-Rule 10b5-1 Plan or pre-clearance of a transaction pursuant to this Addendum, none of Primo, the Chief Legal Officer, the Chief Financial Officer, Primo’s other employees or any other person assumes any liability for the legality or consequences of such Rule 10b5-1 Plan or Non-Rule 10b5-1 Plan or transaction to the person engaging in or adopting such Rule 10b5-1 Plan or Non-Rule 10b5-1 Plan or transaction.

Certification
All persons subject to the procedures set forth in this Addendum must certify their understanding of, and intent to comply with, Primo's Insider Trading Policy and this Addendum on the form attached to this Addendum at the start of their employment.
This Addendum is dated December 10, 2025 and supersedes any previous policy concerning insider trading restrictions applicable to directors, Section 16 officers, direct reports and covered associates.

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 15 of 16

Schedule I
Covered Associates

All associates of Primo or its affiliates who have the title of Director or higher.

All office associates of whatever designation who work in the Tampa, FL or Stamford, CT offices.

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PRIMO BRANDS CORPORATION
POLICIES & PROCEDURES	INSIDER TRADING POLICY
POLICY #1.01
Adopted on November 8, 2024 Last Revised on December 10, 2025 Page 16 of 16

Addendum to Insider Trading Policy—Blackout and Pre-clearance CERTIFICATION

To Primo Brands Corporation:

I, __________________________ (name), have received and read a copy of the Primo Brands Corporation Insider Trading Policy dated December 10, 2025 and the Addendum to Insider Trading Policy dated December 10, 2025 regarding blackout and pre-clearance procedures. I hereby agree to comply with the specific requirements of the Policy and the Addendum in all respects during my employment or other service relationship with Primo. I understand that my failure to comply in all respects with the Policy and the Addendum is a basis for termination for cause of my employment or other service relationship with Primo.

Date: ________________             ___________________________________
Name

___________________________________
Signature

___________________________________
Title

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